Exhibit 99.1
Ranger Energy Services, Inc. Announces Leadership Transition
HOUSTON, TX--(June 9, 2021) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today that Darron Anderson is leaving the Company after leading Ranger for the last four years. The Board of Directors has appointed the Company’s Chairman of the Board, Bill Austin, as interim CEO. The Board has engaged an executive search firm to assist with the recruitment of a new permanent CEO.

Mr. Austin has served as a member of Ranger’s Board of Directors since May 2017 and will continue to serve as Chairman of the Board of Directors while he serves as interim CEO. Mr. Austin has more than 40 years’ experience in varying industries, including oilfield services. Mr. Austin currently serves as a member of the board of directors of Stallion Oilfield Services, a position he has held since October 2017, and was formerly a member of the board of directors of Nuverra Environmental Solutions, Inc. and Express Energy LLP. Mr. Austin served as Executive Vice President and Chief Financial Officer of Exterran Holdings from December 2011 until April 2014, and he also served as Senior Vice President and Director of Exterran GP, LLC from April 2012 until April 2014.

“I look forward to working with the Ranger leadership team whom I’ve gotten to know very well over the last several years. We are excited for the future and to capitalize on the strong market position we currently hold. Ranger’s balance sheet continues to afford us access to multiple growth and acquisition opportunities. Our recent Patriot acquisition, along with a host of other potential targets, demonstrates the strategic opportunities available to Ranger and our ability to execute when many others cannot. I personally want to thank Darron for his leadership dating back to our IPO through the development of what Ranger has become today” said Mr. Austin.

“The last four years have been extremely rewarding. To be part of the team that has developed Ranger into a leading US services company, during very difficult market conditions, is something I’m quite proud of. As I leave for another opportunity, I’m departing with the highest level of confidence in Ranger and the entire leadership team. I firmly believe the level of success achieved by Ranger to date is simply a fraction of what’s to come” said Mr. Anderson.

Mr. Anderson will no longer serve on the Company’s Board of Directors.

About Ranger Energy Services, Inc.

Ranger is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations. Ranger also provides services necessary to bring and maintain a well on production. The Processing Solutions segment engages in the rental, installation, commissioning, start-up, operation and maintenance of MRUs, Natural Gas Liquid stabilizer and storage units and related equipment.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by Ranger Energy Services, Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Company Contact:
J. Brandon Blossman
Chief Financial Officer
(713) 935-8900
Brandon.Blossman@rangerenergy.com

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